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                     January 12, 2021

       Kurtis Joseph Binder
       Chief Financial Officer
       CalAmp Corp.
       15635 Alton Parkway
       Suite 250
       Irvine, CA 92618

                                                        Re: CalAmp Corp.
                                                            Form 10-K for the
Year Ended February 29, 2020
                                                            Filed May 6, 2020
                                                            File No. 000-12182

       Dear Mr. Binder:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              S. Moran, General
Counsel